Exhibit 10.2
Execution Version
FORM OF
AMENDMENT
dated as of September 30, 2011
TO THE ISDA MASTER AGREEMENT
between
J. ARON & COMPANY,
a general partnership organized under the laws of the State of New York
(“Aron”),
and
CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP
A limited partnership organized under the laws of the State of Indiana
(“Counterparty”).
The parties previously entered into that certain ISDA Master Agreement, dated as of March 17, 2006, and Amended and Restated as of April 21, 2011, which Agreement includes the Schedule, Exhibits, Lien Annex and Credit Support Annex thereto and the Confirmation exchanged between the parties confirming the Transactions thereunder (each as may be amended from time to time) (the “Agreement”). The parties have agreed to amend the Schedule, Lien Annex and Credit Support Annex to the Agreement in accordance with the terms of this Amendment (the “Amendment”).
NOW THEREFORE, in consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
1.	Amendment of the Schedule. The parties agree to amend the Schedule pursuant to this Amendment as follows:
a.	The definition of “Letter of Credit” in Part 7(i) as amended by this Amendment, is hereby deleted in its entirety and replaced with the following:

“Letter of Credit” means one or more irrevocable, transferable standby letters of credit which are in form and substance acceptable to Aron in its sole discretion and are issued by an Eligible Financial Institution for the account of Counterparty or one of its Affiliates and for the benefit of Aron.

b.	The definition of “Letter of Credit Default” in Part 7(i) as amended by this Amendment, is hereby deleted in its entirety and replaced with the following:

“Letter of Credit Default” means, with respect to any Letter of Credit, the related issuing bank (a) becomes subject to any event analogous to an event specified in Section 5(a)(vii) of this Agreement, (b) fails to comply with or perform its obligations under such Letter of Credit if such failure shall continue after the lapse of any applicable grace period, (c) shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of such Letter of Credit or (d) ceases to be an Eligible Financial Institution.
c.	The definition of “Value” in Part 7(i) as amended by this Amendment, is hereby deleted in its entirety and replaced with the following:

“Value” means, for purposes of determining the amount of the Aron Letter of Credit, the amount of such Aron Letter of Credit shall equal its face value at the time of valuation unless it expires within twenty (20) days of such time, in which case its value shall be zero and Aron shall be entitled to draw down the Letter of Credit up to its full face amount to hold as credit support.
2.	Amendment of the Lien Annex. The parties agree to amend the Lien Annex pursuant to this Amendment as follows:
a.	Section 3.11(a) of the Lien Annex is hereby deleted in its entirety and replaced with the following:
     “(a) Counterparty shall not, and shall not permit any Consolidated Party to create, incur, assume or permit to exist any obligation under any Swap Contract other than Hedge Transactions. A “Hedge Transaction” is a Swap Contract that meets all of the following requirements: (i) the purpose of such Swap Contract is to protect one or more Consolidated Parties against currency, interest rate, commodity price, commodity availability or similar risks, in each case, reasonably expected to arise in the Ordinary Course of Business of the Consolidated Parties, (ii) such Swap Contract (when aggregated with all other Swap Contracts under which any Consolidated Party is obligated) does not result in the Consolidated Parties being exposed to commodity prices or commodity volumes other than with respect to commodities and volumes of such commodities reasonably expected to be utilized or produced (as applicable) in the Ordinary Course of Business of the Consolidated Parties over the term of such Swap Contract, and (iii) such transaction entered into in the Ordinary Course of Business of the Consolidated Parties.
3.	Amendment of the Credit Support Annex. The parties agree to amend the Credit Support Annex pursuant to this Amendment as follows:
a.	The following definition of “Eligible Financial Institution” shall be added to the Credit Support Annex as a new Paragraph 13(b)(ii)(C):
“(C)	“Eligible Financial Institution” means a U.S. commercial bank or a foreign bank with a U.S. branch with such bank having a credit rating of at least A- from S&P or A3 from Moody’s.”
b.	Paragraph 13(b)(iv)(B) is hereby deleted in its entirety and replaced with the following
“(B)	“Threshold” means with respect to Counterparty: Prior to the date that the Lien Annex to the Schedule to the Agreement is terminated in accordance with the provisions of Paragraph 5.1 thereof, U.S. $200,000,000.00 and from and after such date, U.S.$25,000,000.00

“Threshold” means with respect to Aron: not applicable; it being understood that Aron shall only be a Secured Party hereunder and not a Pledgor and shall be under no obligation to Transfer collateral hereunder.”
4. Representations
Each party represents to the other party that all representations contained in the Agreement, as amended, are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.
5. Miscellaneous
a.	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

b.	Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

c.	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission) each of which will be deemed an original.

d.	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

e.	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).
[Separate Signature Page(s) Attached]

IN WITNESS WHEREOF, the parties have executed this Amendment on the respective dates specified below with effect from the date specified in this Amendment.

J. ARON & COMPANY		CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP

By:	/s/ Colleen Foster Name: Colleen Foster	By: By:	CALUMET LP GP, LLC, Its General Partner Calumet Operating, LLC, its sole member
	Title: Managing Director	By:	Calumet Specialty Products Partner LP., its sole member
	Date:	By:	Calumet GP, LLC, its general partner

		By:	/s/ R. Patrick Murray, II
Name: R. Patrick Murray, II
Title: Vice President and Chief Financial Officer
Date: September 30, 2011